Exhibit 10.31
March 3, 2009
John Campbell
Chief Operating Officer
Voyager Expanded Learning, Inc.
1800 Valley View Lane
Dallas, TX 75234
Dear John:
I am pleased to inform you that on February 25, 2009, the Compensation Committee of the Board of Directors of Voyager Learning Company (the “Company”) approved a bonus for you in the event a Change of Control (“CIC”) occurs on or before December 31, 2009. For purposes of this letter, a CIC shall be determined as defined in the Company’s 2003 Strategic Performance Plan. The amount of this CIC bonus shall be equal to $265,500 (the “CIC Bonus”). Payment of the CIC bonus is expressly contingent on you being employed by the Company or one of its successors, or their affiliates, on March 1, 2010. In the event you voluntarily terminate your employment or are terminated for cause, as defined in the Company’s Separation Benefits Plan, prior to March 1, 2010, you shall not be entitled to receive the CIC Bonus. In the event you are terminated without cause prior to March 1, 2010, the CIC Bonus shall be paid to you on March 1, 2010.
The CIC Bonus shall be in addition to the following enhanced severance benefits. You will be entitled to enhanced severance benefits if you are involuntarily terminated without cause prior to December 31, 2009, as defined in the Company’s Separation Benefits Plan. This enhanced severance benefit is being provided to you because you perform important, specialized duties that are critical to Voyager Expanded Learning, Inc. (“Voyager”). Effective January 1, 2010, this enhanced arrangement will terminate and be replaced with a severance term of six months per a prior agreement between you and the Company.
Your enhanced severance benefits shall consist of the following:
•	Payment of your then current base salary for one year, according to the regular payroll cycle; and

•	Subject to your continued co-payment of premiums, continued participation for one year in all medical, dental and vision plans which cover you (and eligible dependents) upon the same terms and conditions (except for the requirements of your continued employment) in effect for active employees of Voyager. If you obtain other employment that offers substantially similar or improved benefits, as to any particular medical, dental or vision plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this subparagraph shall immediately cease. The continuation of health benefits under this subparagraph shall reduce and count against your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
Enhanced severance benefits shall be in lieu of any severance benefits for which you would have otherwise been eligible, including but not limited to the Company’s Separation Benefits Plan. Your enhanced severance benefits are subject to you executing a general release in substantially the form attached to this letter.
Unless the Company is required to publicly report this letter, you acknowledge and agree that the contents of this letter shall be deemed to be confidential and you shall not disclose the contents hereof to any third person, except for family members and legal or financial advisors. In the event you breach this obligation, Voyager may immediately terminate this agreement and you will forfeit any and all benefits.
All payments under this letter will be subject to applicable tax withholding and deductions. Payments will be excluded for purposes of determining all other compensation and employee benefits.
You acknowledge that your employment is “at will” and this letter should not be construed as a guarantee of employment.

As requested, you shall cooperate with Voyager with respect to any legal or investigatory proceeding or any litigation or other dispute relating to matters in which you were involved or had knowledge during your employment with Voyager or its affiliates, subject to your reasonable personal and business schedules.
You agree that this letter supersedes the letter entered into between you and Voyager dated August 21, 2007 and such letter shall be of no further force or effect.
I would like to extend my personal thanks and appreciation to you for your hard work and contributions to our business — past and future.
Sincerely,
/s/ Ronald Klausner
Ronald Klausner
President
Voyager Expanded Learning, Inc.

Cc:	Richard Surratt
Accepted:

/s/ John Campbell	March 4, 2009

John Campbell	Date